The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 19, 2022

Citigroup Global Markets Holdings Inc.	April-- ---, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH11668 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts

Due February----, 2025 to June----, 2025 (to be determined on the pricing date)

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of an equally weighted basket composed of the commodities and commodity futures contracts specified below.

▪	The notes provide 1-to-1 exposure to the performance of the basket. If the basket appreciates from the initial basket level to the final basket level, you will receive a positive return at maturity equal to that appreciation. However, if the basket remains the same or depreciates from the initial basket level to the final basket level, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Even if the basket appreciates from the initial basket level to the final basket level so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	If the basket does not appreciate from the initial basket level to the final basket level, you will not receive any return on your investment in the notes.

▪	Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	An equally weighted basket composed of the commodities and commodity futures contracts (each, a “basket commodity”) listed on the next page
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	April , 2022 (expected to be April 22, 2022)
Issue date:	April , 2022 (expected to be April 27, 2022). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date:	Expected to be between February 24, 2025 and June 24, 2025, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Expected to be between February 27, 2025 and June 27, 2025, subject to postponement as described under “Additional Information” below
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive the following amount in U.S. dollars:

▪ If the final basket level is greater than the initial basket level: $1,000 + ($1,000 × the basket return)

▪ If the final basket level is less than or equal to the initial basket level: $1,000

If the final basket level depreciates from the initial basket level, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. You should not invest in the notes unless you are willing and able to bear the risk of not receiving any return on your investment.

Initial basket level:	100
Final basket level:	The closing basket level on the final valuation date
Basket return:	(i) The final basket level minus the initial basket level, divided by (ii) the initial basket level
Closing basket level:	On any date, the closing basket level will be calculated as follows: 100 × [1 + sum of the weighted basket commodity returns of the basket commodities on that date]
Weighted basket commodity returns:	For each basket commodity on any date: the basket commodity return of such basket commodity on such date × its weighting
Basket commodity return:	With respect to each basket commodity, on any date: (i) its basket commodity price on that date minus its initial basket commodity price divided by (ii) its initial basket commodity price
Basket commodity price:	See “Additional Terms of the Notes” below
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17330FAF8 / US17330FAF80
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per note:	$1,000.00	$15.00	$985.00
Total:	$	$	$

(Key terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $900.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fiduciary accounts is $985.00 per note.

(3) CGMI will receive an underwriting fee of $15.00 for each note sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Notes and Exchange Commission nor any state notes commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Prospectus Supplement and Prospectus, each dated May 11, 2021

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

KEY TERMS (CONTINUED)

Basket commodities:
	Basket Commodity	Weighting	Initial Basket Commodity Price*
	West Texas Intermediate (“WTI”) light sweet crude oil futures	12.5%	$
	Brent crude oil futures	12.5%	$
	Natural gas futures	12.5%	$
	Corn futures	12.5%	$
	Soybeans futures	12.5%	$
	Wheat futures	12.5%	$
	Grade A copper spot price	12.5%	$
	Special high-grade zinc spot price	12.5%	$
	*For each basket commodity, its basket commodity price on the pricing date

Additional Information

The terms of the notes are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes.

Hypothetical Examples

The diagram below illustrates your payment at maturity, assuming the notes have not been previously redeemed, for a range of hypothetical basket returns.

See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket commodities” below.

Market Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Basket
April 2022	PS-2

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

The table and examples below illustrate various hypothetical payments at maturity assuming various hypothetical final basket levels. Your actual payment at maturity per note will depend on the actual final basket level and may differ substantially from any example shown. It is impossible to predict whether you will realize a gain or loss on your investment in the notes. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Hypothetical Final Basket Level	Hypothetical Basket Return(1)	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity(2)
200.00	100.00%	$2,000.00	100.00%
180.00	80.00%	$1,800.00	80.00%
160.00	60.00%	$1,600.00	60.00%
140.00	40.00%	$1,400.00	40.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1) Hypothetical basket return = (i) hypothetical final basket level minus initial basket level, divided by (ii) initial basket level

(2) Hypothetical total return on notes at maturity = (i) hypothetical payment at maturity per note minus $1,000 stated principal amount per note, divided by (ii) $1,000 stated principal amount per note

Example 1—Upside Scenario A. The hypothetical final basket level is 105.00 (a 5.00% increase from the initial basket level), which is greater than the initial basket level.

Payment at maturity per note = $1,000 + ($1,000 × the basket return)

= $1,000 + ($1,000 × 5.00%)

= $1,000 + $50.00

= $1,050.00

In this scenario, the basket has appreciated from the initial basket level to the hypothetical final basket level, and your total return at maturity would equal the basket return.

Example 2—Par Scenario. The hypothetical final basket level is 95.00 (a 5.00% decrease from the initial basket level), which is less than the initial basket level.

Payment at maturity per note = $1,000.00

In this scenario, the basket has depreciated from the initial basket level to the hypothetical final basket level and the payment at maturity in this scenario would be equal to the $1,000 stated principal amount per note.

April 2022	PS-3

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket level to the final basket level. If the final basket level is equal to or less than the initial basket level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the basket appreciates from the initial basket level to the final basket level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The final valuation date and the maturity date are pricing terms of the notes and will be set by us on the pricing date. We will not set the final valuation date or the maturity date until the pricing date. Therefore, the term of the notes could be as short as approximately 34 months or as long as approximately 38 months. You should be willing to hold the notes for up to approximately 38 months. The final valuation date and the maturity date selected by us could have an impact on the value of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the level of the basket declines or does not appreciate sufficiently from the initial basket level to the final basket level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the notes is not equivalent to investing in the basket commodities. The return on the notes will not reflect the return you would realize if you actually owned any commodity or commodity futures contract. You will not have any entitlement to any commodity or any commodity underlying a commodity futures contract by virtue of your investment in the notes.

▪	Your payment at maturity depends on the basket commodity prices of the basket commodities on a single day. Because your payment at maturity depends on the basket commodity prices of the basket commodities solely on the final valuation date, you are subject to the risk that the basket commodity prices of the basket commodities on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket commodities that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of basket commodity prices of the basket commodities throughout the term of the notes, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

April 2022	PS-4

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket commodities, the correlation among the basket commodities and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the basket commodity prices of the basket commodities, the volatility of, and correlation between, the basket commodity prices of the basket commodities, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the basket commodity prices of the basket commodities may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	An investment in the notes is not a diversified investment. The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment. First, although the basket commodities differ in important respects, each may perform poorly if there is a global downturn in commodities markets. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket commodities will offset the risk that we and Citigroup Inc. may default on our obligations.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the notes, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and commodity futures over short periods of time for a variety of reasons, including changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and commodity futures. These factors may affect the basket commodity prices of the basket commodities and the value of the notes in varying and potentially inconsistent ways. As a result of these or other factors, the basket commodity prices of the basket commodities may be, and recently have been, highly volatile.

April 2022	PS-5

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

▪
The market price of each basket commodity will affect the value of the notes. The value of the notes will depend on the basket commodity price of each basket commodity. Specific factors related to each basket commodity that may affect its basket commodity price are:

▪	Corn. The price of corn futures is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn. Furthermore, any changes in the policies or regulations of the Chicago Board of Trade (the “CBOT”) or other regulators could also affect the price of corn.

▪	Brent crude oil & WTI light sweet crude oil. Brent crude oil futures and WTI light sweet crude oil futures are referred to for purposes of this paragraph as “crude oil futures.” The price of crude oil futures is primarily affected by the demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).

▪	Special high-grade zinc. The spot price of zinc is primarily affected by the global demand for and supply of special high-grade zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of worldwide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters.

▪	Natural gas. The price of natural gas futures is primarily affected by the global demand for, and supply of, natural gas. Natural gas is used primarily for residential and commercial heating and in the production of electricity. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry. However, because natural gas can be used as a substitute for coal and oil in certain circumstances, the price of coal and oil influence the price of natural gas. The level of global industrial activity influences the demand for natural gas. The demand for natural gas has traditionally been cyclical, with higher demand during the winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the former Soviet Union, the Middle East, Europe and Africa. In general, the supply of natural gas is based on competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. The ability of production companies to supply natural gas, however, is dependent on a number of factors. Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). In addition, production companies face more general barriers to their ability to increase the supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

▪	Soybeans. The price of soybeans futures is primarily affected by the global demand for, and supply of, soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. The demand for soybeans is in part linked to the development of industrial and energy uses for soybeans. This includes the use of soybeans in the production of biodiesels. The supply of soybeans is dependent on many factors including weather patterns, government

April 2022	PS-6

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

regulation, the price of fuel and fertilizers and the current and previous price of soybeans. The United States is the world’s largest supplier of soybeans, followed by Brazil. The supply of soybeans is particularly sensitive to weather patterns in the United States and Brazil. In addition, technological advances could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. Furthermore, any changes in the policies or regulations of the CBOT or other regulators could also affect the price of soybeans futures.

▪	Wheat. The price of wheat futures is primarily affected by the global demand for and supply of wheat, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Wheat prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity. Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol, which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and, more generally, regarding fiscal and monetary issues. Wheat prices may also be influenced by or dependent on retail prices, social trends, lifestyle changes and market power. Substitution of other commodities for wheat could also impact the price of wheat. The supply of wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat. Extrinsic factors affecting wheat prices include natural disasters, pestilence, wars and political and civil upheavals. China, India and the United States are the three largest suppliers of wheat crops.

▪	Grade A Copper. The spot price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price prices, which will influence investment decisions in new smelters.

It is not possible to predict the aggregate effect of all or any combination of these factors.

▪	The notes provide exposure to futures contracts on corn, Brent crude oil, natural gas, soybeans, wheat and WTI light sweet crude oil and not direct exposure to such commodities. The price of a futures contract reflects the expected value of the underlying commodity upon delivery in the future, whereas the spot price of the commodity reflects the immediate delivery value of that commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and its spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements of the spot price may not be reflected in the futures market (and vice versa).

In addition, the difference between a futures price and a spot price is typically greater the longer the remaining term of the futures contract (in other words, futures prices converge toward spot prices as the expiration of the futures contract nears). As a result, the basket commodity price of each of the futures contracts on corn, Brent crude oil, natural gas, soybeans, wheat and WTI light sweet crude oil on the final valuation date will be influenced in part by how much time remains to expiration of the futures on the final valuation date. Had the final valuation date occurred with a different length of time remaining to expiration of the futures, your return on the notes might have been more favorable.

▪	Futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets and may be affected by economic conditions in Europe and Asia. Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, they will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for Brent crude oil and for futures contracts on Brent crude oil, which could adversely affect the basket commodity price of Brent crude oil futures and, therefore, the notes.

▪	There are risks relating to the basket commodity price of Brent crude oil futures being determined by ICE Futures Europe. The basket commodity price of Brent crude oil futures will be determined by reference to the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil (or, in some circumstances, the second nearby month futures contract for Brent crude oil), stated in U.S. dollars, as made public by ICE Futures Europe and displayed on the applicable Bloomberg page. Investments in notes linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in foreign countries, including risks of volatility in those markets and governmental intervention in those markets.

▪	A decision by ICE Futures Europe to increase margin requirements for Brent crude oil futures contracts may affect the basket commodity price of such basket commodity. If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent crude oil (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the basket commodity price to decline significantly.

April 2022	PS-7

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

▪	On the final valuation date, the basket commodity price of each of special high-grade zinc and Grade A copper will be determined by reference to its official cash settlement price as determined by the London Metal Exchange (“LME”), and there are certain risks relating to the basket commodity price being determined by the LME. The basket commodity price of each of special high-grade zinc and Grade A copper will be determined by reference to its official cash settlement price as determined by the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, investments in notes linked to the value of commodities that are traded on non-U.S. exchanges, such as LME, involve risks associated with the markets in foreign countries, including risks of volatility in those markets and governmental intervention in those markets.

▪	Changes in exchange methodology may affect the value of your notes. The basket commodity price of each basket commodity will be determined by reference to the price determined by the relevant exchange. The relevant exchange may from time to time change any rule or bylaw or take emergency action under its rules, any of which could adversely affect the basket commodity price of a basket commodity and, in turn, your investment in the notes.

▪	Legal and regulatory changes could adversely affect the return on and value of your notes. Futures contracts, including those related to corn, Brent crude oil, natural gas, soybeans, wheat and WTI light sweet crude oil, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the commodity futures exchanges have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of futures contracts on corn, Brent crude oil, natural gas, soybeans, wheat and/or WTI light sweet crude oil.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on the relevant commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for futures contracts on corn, Brent crude oil, natural gas, soybeans, wheat and/or WTI light sweet crude oil, which may, in turn, have an adverse effect on your payment at maturity. Market participants may decide, or be required to, sell their positions in futures contracts on corn, Brent crude oil, natural gas, soybeans, wheat and/or WTI light sweet crude oil as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of futures contracts on corn, Brent crude oil, natural gas, soybeans, wheat and/or WTI light sweet crude oil and therefore, the value of the notes.

▪	Holders of the notes will not benefit from regulatory protections of the Commodity Futures Trading Commission. The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell a basket commodity for the benefit of the holders of notes. An investment in the notes does not constitute an investment in a commodity or commodity futures contract, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

▪	Distortions or disruptions of market trading in a basket commodity could adversely affect the value of and return on the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the basket commodity prices of the basket commodities and, therefore, the value of and return on the notes. In addition, if the scheduled final valuation date is not a scheduled trading day with respect to any basket commodity or a market disruption event occurs on that day with respect to any basket commodity, the final valuation date will be subject to postponement, as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date” in this pricing supplement. If the final valuation date is not postponed in these circumstances, the calculation agent will determine the basket commodity price of the affected basket commodity on the final valuation date in its discretion. The calculation agent’s determination of the basket commodity price of the affected basket commodity in this circumstance may result in an unfavorable return on the notes.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Changes in the basket commodity prices of the basket commodities may offset each other. The performances of the basket commodities may not be correlated with each other. If one of the basket commodities appreciates, the other basket commodities may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket commodities may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the price of the other basket commodities.

April 2022	PS-8

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

▪	The basket commodities may be highly correlated in decline. The performances of the basket commodities may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the basket commodities specifically. If the basket commodities become correlated in decline, the depreciation of one basket commodity will not be offset by the performance of the other basket commodities and, in fact, each basket commodity may contribute to an overall decline from the initial basket level to the final basket level.

▪	Our offering of the notes does not constitute a recommendation of the basket or the basket commodities by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the notes does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the basket commodities is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the basket commodities or in instruments related to the basket commodities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket commodities. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the basket commodities in a way that has a negative impact on your interests as a holder of the notes.

▪	The price of the basket commodities may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the basket commodities and other financial instruments related to the basket commodities and may adjust such positions during the term of the notes. Our affiliates and the placement agents and their affiliates also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the basket commodities in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the notes declines.

▪	If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early. See “Additional Terms of the Notes—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the notes prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date. If we redeem the notes early, the amount you receive may be less than the amount you would have received if you had been able to hold the notes to maturity.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

▪	determining whether the scheduled final valuation date is a disrupted day or whether a commodity hedging disruption event has occurred;

▪	if the scheduled final valuation date is a disrupted day, determining whether to postpone the scheduled final valuation date;

▪	if the scheduled final valuation date is a disrupted day and it is not postponed, determining the basket commodity price of any affected basket commodity on that day;

▪	if a commodity hedging disruption event occurs, determining the early redemption amount;

▪	if the relevant exchange for a basket commodity discontinues trading in such basket commodity, selecting a successor basket commodity price, successor relevant exchange or successor commodity futures contract, as applicable; and

▪	if the relevant exchange for a basket commodity discontinues trading in a basket commodity or if the method of calculating a basket commodity price is changed in a material respect, determining the basket commodity price of such affected basket commodity on the final valuation date.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

April 2022	PS-9

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the pricing date for these notes. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 3, 2012 to April 14, 2022, assuming that the basket was created on January 3, 2012 with the same basket commodities and corresponding weights in the basket and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual basket commodity prices on the applicable dates. We obtained these values from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 3, 2012 to April 14, 2022

April 2022	PS-10

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Information About the Basket Commodities

Corn Futures

Corn futures contracts trade on the Chicago Board of Trade (“CBOT”). The basket commodity price of corn futures on any day is the settlement price per bushel of deliverable grade corn on the Chicago Board of Trade (“CBOT”) of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “C 1 <CMDTY>” on that day; provided that such day is two business days prior to both the first notice date and the last trade date (all as specified by the CBOT); after any of these dates, the settlement price of the second nearby futures contract is referenced.

A corn futures contract trades on the CBOT in 5,000 bushel increments, and delivery is on the No. 2 yellow corn at par with substitutions deliverable at various differentials established by the exchange. Contract months are March, May, July, September and December. The CBOT determines an official settlement price for corn futures contracts on each trading day as of 2:15 p.m., New York time. The daily settlement price of the nearest-to-expiration corn futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:14:00 and 2:15:00 p.m., New York City time. The daily settlement price of the next expiring corn futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:14:00 and 2:15:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The graph below illustrates the performance of corn futures from January 3, 2012 to April 14, 2022. The basket commodity price of corn futures on April 14, 2022 was $790.25. We obtained the basket commodity prices of corn futures from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of corn futures should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of corn futures. We cannot give you assurance that the performance of corn futures will result in a positive return on your initial investment.

April 2022	PS-11

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Brent Crude Oil Futures

Brent crude oil futures contracts trade on ICE Futures Europe (the “ICE”). The basket commodity price of Brent crude oil futures on any day is the settlement price of per metric barrel of deliverable grade Brent blend crude oil on the ICE of the first nearby futures contract stated in U.S. Dollars as made public by the ICE and displayed on Bloomberg Page “CO1 <CMDTY>” on that day.

The Brent crude oil futures contract represents the right to receive a future delivery of 1,000 net barrels of Brent blend crude oil per unit and is quoted at a price that represents one barrel of Brent blend crude oil. The delivery point of crude oil underlying the contract is Sullom Voe, Scotland. The Brent crude oil futures contract is a deliverable contract based on an Exchange of Futures for Physical (“EFP”) delivery mechanism with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration against a physical price index. Trading in a given futures contract will cease at the end of the designated settlement period on the last business day of the second month preceding the relevant contract month (e.g., the futures contract that is settled in March will cease trading on the last business day of January). The official settlement price is determined by ICE Futures Europe based on the weighted average price of trades during a two minute settlement period from 19:28:00, London time.

The graph below illustrates the performance of Brent crude oil futures from January 3, 2012 to April 14, 2022. The basket commodity price of Brent crude oil futures on April 14, 2022 was $111.70. We obtained the basket commodity prices of Brent crude oil futures from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of Brent crude oil futures should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of Brent crude oil futures. We cannot give you assurance that the performance of Brent crude oil futures will result in a positive return on your initial investment.

April 2022	PS-12

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Special High-Grade Zinc

Special high-grade zinc trades on the London Metal Exchange (the “LME”). The basket commodity price of special high-grade zinc on any day is the settlement price of per tonne of special high grade zinc on the LME deliverable in two days, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg Page “LOZSDY <CMDTY>” on that day.

The graph below illustrates the performance of special high-grade zinc from January 3, 2012 to April 14, 2022. The basket commodity price of special high-grade zinc on April 14, 2022 was $4,472.00. We obtained the basket commodity prices of special high-grade zinc from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of special high-grade zinc should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of special high-grade zinc. We cannot give you assurance that the performance of special high-grade zinc will result in a positive return on your initial investment.

April 2022	PS-13

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Natural Gas Futures

Natural gas futures contracts trade on the New York Mercantile Exchange (the “NYMEX”). The basket commodity price of natural gas futures on any day is the settlement price of per MMBTU of deliverable grade natural gas on the NYMEX of the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “NG1 <CMDTY>” on that day.

A natural gas futures contract traded on the NYMEX is an agreement to buy or sell 10,000 million British thermal units (as defined under the NYMEX’s rules) within a specified expiration month in the future at a price specified at the time of entering into the contract. The price of the natural gas contract is based on delivery at the Henry Hub, which refers to piping and related facilities owned and/or leased by Sabine Pipe Line LLC near Erath, Louisiana. Natural gas trades in contracts for 10,000 million British thermal units and must meet the specifications set forth in the FERC-approved tariff of Sabine Pipe Line LLC as then in effect at the time of delivery.

The NYMEX determines an official settlement price for natural gas futures contracts on each trading day as of 2:30 p.m., New York City time. The daily settlement price of the nearest-to-expiration NYMEX natural gas futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:28:00 and 2:30:00 p.m., New York City time. The daily settlement price of the next expiring NYMEX natural gas futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:28:00 and 2:30:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The graph below illustrates the performance of natural gas futures from January 3, 2012 to April 14, 2022. The basket commodity price of natural gas futures on April 14, 2022 was $7.30. We obtained the basket commodity prices of natural gas futures from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of natural gas futures should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of natural gas futures. We cannot give you assurance that the performance of natural gas futures will result in a positive return on your initial investment.

April 2022	PS-14

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Soybeans Futures

Soybeans futures contracts trade on the CBOT. The basket commodity price of soybeans futures on any day is the settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “S 1 <CMDTY> CT” on that day; provided that such day is two business days prior to both the first notice date and the last trade date (all as specified by the CBOT); after any of these dates, the settlement price of the second nearby futures contract is referenced.

A soybean futures contract trades on the CBOT in 5,000 bushel increments, and delivery is on the No. 2 yellow soybean at par with substitutions deliverable at various differentials established by the exchange. Contract months are January, March, May, July, August, September and November. The CBOT determines an official settlement price for soybean futures contracts on each trading day as of 2:15 p.m., New York time. The daily settlement price of the nearest-to-expiration soybean futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:14:00 and 2:15:00 p.m., New York City time. The daily settlement price of the next expiring soybeans futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:14:00 and 2:15:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The graph below illustrates the performance of soybeans futures from January 3, 2012 to April 14, 2022. The basket commodity price of soybeans futures on April 14, 2022 was $1,682.25. We obtained the basket commodity prices of soybeans futures from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of soybeans futures should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of soybeans futures. We cannot give you assurance that the performance of soybeans futures will result in a positive return on your initial investment.

April 2022	PS-15

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Wheat Futures

Wheat futures contracts trade on the CBOT. The basket commodity price of wheat futures on any day is the settlement price per bushel of deliverable grade wheat on the CBOT of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT on that day; provided that such day is two business days prior to both the first notice date and the last trade date (all as specified by the CBOT); after any of these dates, the settlement price of the second nearby futures contract is referenced.

A wheat futures contract trades on the CBOT in 5,000 bushel increments, and delivery is on the #2 soft red winter wheat (also called Chicago wheat) at par with substitutions deliverable at various differentials established by the exchange. Contract months are March, May, July, September and December. The CBOT determines an official settlement price for wheat futures contracts on each trading day as of 2:15 p.m., New York time. The daily settlement price of the nearest-to-expiration wheat futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:14:00 and 2:15:00 p.m., New York City time. The daily settlement price of the next expiring wheat futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:14:00 and 2:15:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The graph below illustrates the performance of wheat futures from January 3, 2012 to April 14, 2022. The basket commodity price of wheat futures on April 14, 2022 was $1,096.50. We obtained the basket commodity prices of wheat futures from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of wheat futures should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of wheat futures. We cannot give you assurance that the performance of wheat futures will result in a positive return on your initial investment.

April 2022	PS-16

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

WTI Light Sweet Crude Oil Futures

WTI light sweet crude oil futures contracts trade on the NYMEX. The basket commodity price of WTI light sweet crude oil futures on any day is the settlement price of per metric barrel of deliverable grade West Texas Intermediate light sweet crude oil on the NYMEX of the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.

A WTI light sweet crude oil futures contract traded on the NYMEX is an agreement to buy or sell 1,000 barrels of light sweet crude oil (as defined under the NYMEX’s rules) within a specified expiration month in the future at a price specified at the time of entering into the contract. At any given time, the NYMEX lists light sweet crude oil futures contracts with expiration months occurring in each month over the next ten years (and less frequently thereafter).

The NYMEX determines an official settlement price for NYMEX light sweet crude oil futures contracts on each trading day as of 2:30 p.m., New York City time. The daily settlement price of the nearest-to-expiration NYMEX light sweet crude oil futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:28:00 and 2:30:00 p.m., New York City time. The daily settlement price of the next expiring NYMEX light sweet crude oil futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:28:00 and 2:30:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The graph below illustrates the performance of WTI light sweet crude oil futures from January 3, 2012 to April 14, 2022. The basket commodity price of WTI light sweet crude oil futures on April 14, 2022 was $106.95. We obtained the basket commodity prices of WTI light sweet crude oil futures from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of WTI light sweet crude oil futures should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of WTI light sweet crude oil futures. We cannot give you assurance that the performance of WTI light sweet crude oil futures will result in a positive return on your initial investment.

April 2022	PS-17

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Grade A Copper

Grade A copper trades on the London Metal Exchange (the “LME”). The basket commodity price of Grade A copper on any day is the settlement price of per tonne of Cash Copper Grade A on the LME deliverable in two days, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg Page “LOCADY <CMDTY>” on that day.

The graph below illustrates the performance of Grade A copper from January 3, 2012 to April 14, 2022. The basket commodity price of Grade A copper on April 14, 2022 was $10,277.00. We obtained the basket commodity prices of Grade A copper from Bloomberg, and we have not participated in the preparation of or verified such information. The historical basket commodity prices of Grade A copper should not be taken as an indication of future performance and no assurance can be given as to the final basket commodity price or any future basket commodity price of Grade A copper. We cannot give you assurance that the performance of Grade A copper will result in a positive return on your initial investment.

April 2022	PS-18

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Additional Terms of the Notes

General

The terms of the notes are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.

For purposes of this section, each of corn futures, Brent crude oil futures, natural gas futures, soybeans futures, wheat futures and WTI light sweet crude oil futures is referred to as a “commodity futures contract” and each of special high-grade zinc and Grade A copper is referred to as a “spot commodity.”

Determining the Basket Commodity Price of a Basket Commodity

Except as otherwise specified under “—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date” or “—Discontinuation of Trading of any Basket Commodity on the Relevant Exchange; Alternative Method of Calculation” below, the “basket commodity price” for a basket commodity on any day, means:

•	in respect of corn futures, the settlement price per bushel of deliverable grade corn on the Chicago Board of Trade (“CBOT”) of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “C 1 <CMDTY>” on that day; provided that such day is two business days prior to both the first notice date and the last trade date (all as specified by the CBOT); after any of these dates, the settlement price of the second nearby futures contract is referenced;

•	in respect of Brent blend crude oil futures, the settlement price of per metric barrel of deliverable grade Brent blend crude oil on ICE Futures Europe (the “ICE”) of the first nearby futures contract stated in U.S. Dollars as made public by the ICE and displayed on Bloomberg Page “CO1 <CMDTY>” on that day;

•	in respect of zinc, the settlement price of per tonne of special high grade zinc on the London Metal Exchange (“LME”) deliverable in two days, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg Page “LOZSDY <CMDTY>” on that day;

•	in respect of natural gas futures, the settlement price of per MMBTU of deliverable grade natural gas on the NYMEX of the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “NG1 <CMDTY>” on that day;

•	in respect of soybeans futures, the settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “S 1 <CMDTY> CT” on that day; provided that such day is two business days prior to both the first notice date and the last trade date (all as specified by the CBOT); after any of these dates, the settlement price of the second nearby futures contract is referenced;

•	in respect of wheat futures, the settlement price per bushel of deliverable grade wheat on the CBOT of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT on that day; provided that such day is two business days prior to both the first notice date and the last trade date (all as specified by the CBOT); after any of these dates, the settlement price of the second nearby futures contract is referenced;

•	in respect of West Texas Intermediate light sweet crude oil futures, the settlement price of per metric barrel of deliverable grade West Texas Intermediate light sweet crude oil on the NYMEX of the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day; and

•	in respect of copper, the settlement price of per tonne of Cash Copper Grade A on the LME deliverable in two days, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg Page “LOCADY <CMDTY>” on that day.

Consequences of a Market Disruption Event; Postponement of the Final Valuation Date

If the scheduled final valuation date is not a scheduled trading day with respect to any basket commodity, the final valuation date will be postponed with respect to the affected basket commodity to the next succeeding day that is a scheduled trading day with respect to the affected basket commodity. In addition, if the scheduled final valuation date is not a trading day with respect to any basket commodity or a market disruption event occurs or is continuing on the scheduled final valuation date with respect to any basket commodity (such scheduled final valuation date, a “disrupted day” with respect to the affected basket commodity), the calculation agent may, but is not required to, postpone the final valuation date with respect to the affected basket commodity to the next succeeding trading day with respect to the affected basket commodity that is not a disrupted day with respect to that basket commodity. However, in no event will the scheduled final valuation date with respect to a basket commodity be postponed more than five trading days after the originally scheduled final valuation date as a result of a disrupted day occurring on the scheduled final valuation date. If the final valuation date is a disrupted day with respect to a basket commodity and the final valuation date with respect to such basket commodity is not postponed, then the basket commodity price of the affected basket commodity on the final valuation date will be the calculation agent’s good faith estimate of the basket commodity price of such affected basket commodity on the final valuation date that would have

April 2022	PS-19

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

prevailed but for the final valuation date being a disrupted day. The postponement of the final valuation date with respect to one basket commodity will not affect the final valuation date for any other basket commodity.

If the last final valuation date for any basket commodity is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. If the scheduled maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the originally scheduled maturity date. No interest will be payable as a result of the delay in payment.

A “scheduled trading day” means:

•	with reference to any spot commodity, a day, as determined by the calculation agent, on which the relevant exchange for such spot commodity is scheduled to be open for regular trading and each related exchange for such spot commodity is scheduled to be open for trading during its regular trading session; and

•	with reference to any commodity futures contract, a day, as determined by the calculation agent, on which the relevant exchange for such commodity futures contract is scheduled to open for trading for its regular trading session.

A “trading day” means:

•	with reference to any spot commodity, a day, as determined by the calculation agent, on which the relevant exchange for such spot commodity is open for regular trading and each related exchange for such spot commodity is open for trading during its regular trading session; and

•	with reference to any commodity futures contract, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for such commodity futures contract.

The “relevant exchange” means:

•	with reference to futures contracts on corn, soybeans or wheat, the CBOT or, if there is a successor commodity futures contract to such futures underlying the notes, the primary exchange or market of trading for the successor commodity futures contract;

•	with reference to Brent crude oil futures, the ICE or, if there is a successor commodity futures contract to such futures underlying the notes, the primary exchange or market of trading for the successor commodity futures contract;

•	with reference to special high-grade zinc or Grade A copper, the LME or any successor relevant exchange; and

•	with reference to futures contracts on natural gas or WTI light sweet crude oil, the NYMEX or, if there is a successor commodity futures contract to such futures underlying the notes, the primary exchange or market of trading for the successor commodity futures contract.

A “related exchange” means, with reference to any spot commodity, any exchange where trading has a material effect on the overall market for futures or options contracts relating to such spot commodity, as determined by the calculation agent.

With reference to any spot commodity, “market disruption event” means:

•	any material suspension, absence or limitation of trading in (i) such spot commodity on the relevant exchange for such spot commodity or (ii) futures or options contracts relating to such spot commodity on any related exchange for such spot commodity;

•	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, (i) such spot commodity on the relevant exchange for such spot commodity or (ii) futures or options contracts relating to such spot commodity on any related exchange for such spot commodity;

•	the closure prior to the scheduled weekday closing time (without regard to after hours or any other trading outside of the regular trading session hours) of any related exchange for such spot commodity; or

•	the basket commodity price of such spot commodity is not published.

With reference to any commodity futures contract, “market disruption event” means:

•	any material suspension, absence or limitation of trading in such commodity futures contract on the relevant exchange for such commodity futures contract;

•	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, such commodity futures contract;

•	the basket commodity price of such commodity futures contract is a “limit price,” meaning that the basket commodity price of such commodity futures contract for a day has increased or decreased from the previous day’s basket commodity price by the maximum amount permitted under the rules of the relevant exchange for such commodity futures contract; or

•	a failure by the relevant exchange or other price source for such commodity futures contract to announce or publish the basket commodity price of such commodity futures contract.

April 2022	PS-20

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

Commodity Hedging Disruption Event

If, on any day during the term of the notes up to but excluding the final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the notes, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any basket commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the greater of (i) the fair value of the notes determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the notes and similar instruments, taking into account the commodity hedging disruption event that has occurred and (ii) the stated principal amount of the notes. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. See “Summary Risk Factors--If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the notes, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if the scheduled final valuation date is a disrupted day with respect to a basket commodity, determining whether to postpone the final valuation date; (iii) if a final valuation date is a disrupted day with respect to a basket commodity and the final valuation date is not postponed, determining the basket commodity price of the affected basket commodity on that day; (iv) if a commodity hedging disruption event occurs, determining the early redemption amount; and (v) in respect to any spot commodity, if trading in, or physical delivery of, such spot commodity is discontinued on the relevant exchange for such spot commodity, or if the basket commodity price is no longer made available by the original price source, determining a successor relevant exchange or a successor basket commodity price, as applicable, for such spot commodity. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the notes.

Discontinuation of Trading of any Basket Commodity on the Relevant Exchange; Alternative Method of Calculation

Spot commodities

In reference to any spot commodity, if the relevant exchange for such spot commodity discontinues trading in, or physical delivery of, such spot commodity and such spot commodity is traded, or physical delivery is effectuated, on another exchange or in another market (with respect to such spot commodity, a “successor relevant exchange”) or if the basket commodity price of such spot commodity is no longer made available by the original price source and a price for such spot commodity is available from another source (with respect to such spot commodity, a “successor basket commodity price”), the calculation agent may, in its sole discretion, determine the basket commodity price of such spot commodity on the final valuation date by reference to the price of such spot commodity on that successor relevant exchange or by reference to that successor basket commodity price, as applicable, on that day. In such event, the calculation agent will make such adjustments to any basket commodity price of such spot commodity used for purposes of the notes as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor relevant exchange or a successor basket commodity price with respect to a spot commodity, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the notes.

If the relevant exchange with respect to a spot commodity discontinues trading in, or physical delivery of, such spot commodity, or if the basket commodity price of a spot commodity is no longer made available by the original price source of such spot commodity prior to, and that discontinuation is continuing on, the final valuation date, and the calculation agent determines, in its sole discretion, that no successor relevant exchange or no successor basket commodity price, as applicable, for such spot commodity is available at that time, or if the calculation agent has previously selected a successor relevant exchange for a spot commodity and trading in, or the physical delivery of, such spot commodity on that successor relevant exchange is discontinued prior to, and that discontinuation is continuing on,

April 2022	PS-21

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

the final valuation date, or if the calculation agent has previously selected a successor basket commodity price for a spot commodity and that successor basket commodity price is no longer available by its price source prior to the final valuation date, then the calculation agent will determine the basket commodity price of such spot commodity for that date in good faith and in a commercially reasonable manner.

Notwithstanding these alternative arrangements, discontinuation of trading in, or physical delivery of, a spot commodity on the relevant exchange for such spot commodity may adversely affect the value of the notes.

If at any time the method of calculating the basket commodity price or successor basket commodity price, as applicable, of a spot commodity is changed in a material respect by the relevant exchange for such spot commodity, or if the reporting thereof is in any other way modified so that the basket commodity price of such spot commodity does not, in the opinion of the calculation agent, fairly represent the value of such spot commodity, the calculation agent will, at the close of business in New York City on each day on which the basket commodity price of such spot commodity is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for such spot commodity. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

Commodity futures contracts

In reference to any commodity futures contract, if the relevant exchange for such commodity futures contract discontinues trading in such commodity futures contract, the calculation agent may, in its sole discretion, replace such commodity futures contract traded on the relevant exchange for such commodity futures contract with another futures contract that references the commodity underlying such commodity futures contract and that the calculation agent, in its sole discretion, determines to be substantially similar to the discontinued commodity futures contract (such replacement futures contract will be referred to herein as a “successor commodity futures contract”), and the basket commodity price of such commodity futures contract on the final valuation date will be determined by reference to the official settlement price of the successor commodity futures contract for such commodity futures contract on the relevant exchange for such successor commodity futures contract on that day. In such event, the calculation agent will make such adjustments to any price of such commodity futures contract used for purposes of the notes as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor commodity futures contract with respect to a commodity futures contract, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the notes.

If the relevant exchange with respect to a commodity futures contract discontinues trading in such commodity futures contract prior to, and that discontinuation is continuing on, the final valuation date, and the calculation agent determines, in its sole discretion, that no successor commodity futures contract for such commodity futures contract is available at that time, or if the calculation agent has previously selected a successor commodity futures contract for a commodity futures contract and trading in such successor commodity futures contract is discontinued prior to, and that discontinuation is continuing on, the final valuation date, then the calculation agent will determine the basket commodity price of such commodity futures contract or a successor commodity futures contract for such commodity futures contract, as applicable, for that date in its sole discretion.

Notwithstanding these alternative arrangements, discontinuation of trading of a commodity futures contract on the relevant exchange for such commodity futures contract may adversely affect the value of the notes.

If at any time the method of calculating the basket commodity price or a successor commodity futures contract, as applicable, of a commodity futures contract is changed in a material respect by the relevant exchange for such commodity futures contract, or if the reporting thereof is in any other way modified so that the basket commodity price of such commodity futures contract does not, in the opinion of the calculation agent, fairly represent the value of such commodity futures contract or a successor commodity futures contract for such commodity futures contract, as applicable, the calculation agent will, at the close of business in New York City on each day on which the basket commodity price for such commodity futures contract or a successor commodity futures contract for such commodity futures contract, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for such commodity futures contract or a successor commodity futures contract for such commodity futures contract, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the payment at maturity, calculated as though the final valuation date were the date of such acceleration.

In case of default in payment at maturity of the notes, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc. and the holders of the notes. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

CBOT Notice

April 2022	PS-22

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

In reference to futures contracts on corn, soybeans and wheat, the notes are not sponsored, endorsed, sold or promoted by CBOT. CBOT makes no representation or warranty, express or implied, to the purchasers of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of CBOT commodity futures prices to track general commodity market performance. CBOT has no relationship to Citigroup Global Markets Holdings Inc. or any of its affiliates and CBOT commodity futures prices are determined, composed and calculated by CBOT without regard to Citigroup Global Markets Holdings Inc. or any of its affiliates or the notes. CBOT has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or the holders of the notes into consideration in determining, composing or calculating any CBOT commodity futures basket commodity price. CBOT is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. CBOT has no obligation or liability in connection with the administration, marketing or trading of the notes.

CBOT does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the notes, or (ii) the CBOT commodity futures prices used in computing the return on the notes. CBOT makes no warranty, express or implied, as to results to be obtained by Citigroup Global Markets Holdings Inc. or any of its affiliates, holders of the notes, or any other person or entity from the use of the notes, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the CBOT commodity futures prices used in computing the return on the notes and is not liable for any error or omission in any price used in connection with the notes. Without limiting any of the foregoing, in no event shall CBOT have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

ICE Notice

In reference to Brent crude oil futures, the notes are not sponsored, endorsed, sold or promoted by ICE. ICE makes no representation or warranty, express or implied, to the purchasers of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of ICE commodity futures prices to track general commodity market performance. ICE has no relationship to Citigroup Global Markets Holdings Inc. or any of its affiliates and ICE commodity futures prices are determined, composed and calculated by ICE without regard to Citigroup Global Markets Holdings Inc. or any of its affiliates or the notes. ICE has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or the holders of the notes into consideration in determining, composing or calculating any ICE commodity futures basket commodity price. ICE is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. ICE has no obligation or liability in connection with the administration, marketing or trading of the notes.

ICE does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the notes, or (ii) the ICE commodity futures prices used in computing the return on the notes. ICE makes no warranty, express or implied, as to results to be obtained by Citigroup Global Markets Holdings Inc. or any of its affiliates, holders of the notes, or any other person or entity from the use of the notes, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the ICE commodity futures prices used in computing the return on the notes and is not liable for any error or omission in any price used in connection with the notes. Without limiting any of the foregoing, in no event shall ICE have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

LME Notice

In reference to special high-grade zinc and Grade A copper, the notes are not sponsored, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the LME commodity cash settlement price to track general market performance of such spot commodity. The LME has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or investors in the notes into consideration in determining the cash settlement price of any spot commodity. The LME is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the notes.

NYMEX Notice

In reference to futures contracts on natural gas and WTI light sweet crude oil, the notes are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Citigroup Global Markets Holdings Inc. or any of its affiliates and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to Citigroup Global Markets Holdings Inc. or any of its affiliates or the notes. NYMEX has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or the holders of the notes into consideration in determining, composing or calculating any NYMEX commodity futures basket commodity price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the notes.

April 2022	PS-23

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the notes, or (ii) the NYMEX commodity futures prices used in computing the return on the notes. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Global Markets Holdings Inc. or any of its affiliates, holders of the notes, or any other person or entity from the use of the notes, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the notes and is not liable for any error or omission in any price used in connection with the notes. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

April 2022	PS-24

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $15.00 for each note sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each note they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior

April 2022	PS-25

Citigroup Global Markets Holdings Inc.
Notes Based on an Equally Weighted Basket of Commodities and Commodity Futures Contracts Due February , 2025 to June , 2025 (to be determined on the pricing date)

to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing basket level and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

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April 2022	PS-26